EXHIBIT 99.8

                                    GRQ, LLC
                                95 Midland Road
                               Saginaw, MI 48603

                                                     December 18, 2002

BY COURIER DELIVERY SERVICE AND FACSIMILE
-----------------------------------------


Bigmar, Inc.                           Bigmar, Inc.
9711 Sportsman Club Road               c/o Bioren Division
Johnstown, Ohio 43031                  4 Rue Des Iles
Attention: Phillippe J.H. Rohrer,      Couvet, Switzerland 2108
Secretary                              Attention: Phillippe J.H. Rohrer,
Fax: 740-966-5801                      Secretary
                                       Fax: 011-41-32-864-9394

Dear Mr. Rohrer:

         I am the Member Manager of GRQ, LLC ("GRQ"), a Michigan company, which is a holder of record of 333,333 shares of common stock of Bigmar, Inc. ("Bigmar"). Pursuant to Section 220 of the Delaware General Corporation Law and Delaware common law, GRQ hereby demands inspection of, and the right to make copies and extracts of the following:

1. Bigmar's current stockholder list containing names and addresses of record holders of Bigmar stock.

2. A current list of Bigmar's beneficial owners who do not object to disclosure of their names and addresses for the limited purpose of direct communication on corporate matters (a non-objecting beneficial owner list of "NOBO" list).

3. A current CEDE & Co. breakdown of brokerage firms, institutions and other entities holding shares of Bigmar stock in street name or nominee name.

         The purpose of this request is to communicate with fellow stockholders with regard to the following matters:

         o The decline in shareholder value and asserted mismanagement and other acts of misconduct on the part of the incumbent management of Bigmar.

         o The noticing and holding of an annual or special meeting of stockholders of Bigmar.

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         o   The possible sale by stockholders of Bigmar stock and the valuation of such stock for sale.

         Please contact me at 989-797-5502 to discuss a time for an inspection by a GRQ representative of the records list described above. Alternatively, copies of the requested documents may be sent to GRQ's address as set forth above.

         Sincerely,

         GRQ, LLC

         By: /s/ Cynthia R. May
             -----------------------
             Cynthia R. May
             Member Manager

         Encl.
         cc: Ralph V. DeMartino, Esq.
             DeMartino, Finkelstein, Rosen & Virga
             1818 N Street, NW, Suite 400
             Washington, DC 20036
             Fax: 202-659-1290

                                   AFFIDAVIT

STATE OF MICHIGAN         )
                          )
COUNTY OF SAGINAW         )

Cynthia R. May, being duly sworn on oath, deposes, and says:

1. I am a Member Manager of GRQ, LLC ("GRQ"), a Michigan limited liability company, and am authorized to act on behalf of GRQ.

2. GRQ is a holder of record of 333,333 shares of common stock of Bigmar, Inc.

3. The statements I have made in that certain letter dated December 18, 2002 addressed to Bigmar and attached hereto as Exhibit A are true and correct to the best of my knowledge, information and belief.

Sworn before me this 18th day of December 2002



/s/ Sara E. Ostrander
--------------------------------
Notary Public


     SARA E. OSTRANDER, NOTARY PUBLIC
        SAGINAW COUNTY OF MICHIGAN
       MY COMMISSION EXPIRES 7/18/03